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                             MWCC PROGRAM AGREEMENT

                                  BY AND AMONG

                      MONTGOMERY WARD CREDIT CORPORATION,

                      MONTGOMERY WARD & CO., INCORPORATED

                                      AND

                                LECHMERE, INC.

                             dated April 3, 1996


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                              TABLE OF CONTENTS


ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     Section 1.1     Definitions  . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II.  ESTABLISHMENT OF PROGRAM . . . . . . . . . . . . . . . . . . .  9
     Section 2.1     The Companies to Market the Program  . . . . . . . . .  9
     Section 2.2     MWCC to Purchase Accounts  . . . . . . . . . . . . . .  9
     Section 2.3     Promotion of the Program   . . . . . . . . . . . . . . 10

ARTICLE III.  ADMINISTRATION OF PROGRAM . . . . . . . . . . . . . . . . . . 11
     Section 3.1     Preparation of Documents   . . . . . . . . . . . . . . 11
     Section 3.2     Account Administration . . . . . . . . . . . . . . . . 11
     Section 3.3     Ownership of Accounts  . . . . . . . . . . . . . . . . 12
     Section 3.4     Credit Based Promotions  . . . . . . . . . . . . . . . 12
     Section 3.5     Use of Lists . . . . . . . . . . . . . . . . . . . . . 12
     Section 3.6     Operating Procedures . . . . . . . . . . . . . . . . . 13
     Section 3.7     In-Store Payments  . . . . . . . . . . . . . . . . . . 13
     Section 3.8     Purchase Authorization Procedures  . . . . . . . . . . 14
     Section 3.9     Settlement Procedures  . . . . . . . . . . . . . . . . 14
     Section 3.10    Service Fee Amount and Related Matters . . . . . . . . 15
     Section 3.11    Postage Adjuster   . . . . . . . . . . . . . . . . . . 15
     Section 3.12    Repurchase of Accounts . . . . . . . . . . . . . . . . 15
     Section 3.13    Monthly Billing Statement  . . . . . . . . . . . . . . 16
     Section 3.14    Establishment of Payment Terms, Late Fees and Charges  17
     Section 3.15    Net Late Charges . . . . . . . . . . . . . . . . . . . 17
     Section 3.16    Insurance Solicitation of Accounts   . . . . . . . . . 17
     Section 3.17    Value-Added Solicitation of Accounts . . . . . . . . . 17
     Section 3.18    Additional Responsibilities of the Companies and MWCC  18

ARTICLE IV.  SECURITY INTEREST  . . . . . . . . . . . . . . . . . . . . . . 18
     Section 4.1     Grant of Security Interest   . . . . . . . . . . . . . 18

ARTICLE V.  WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . . . . . . 18
     Section 5.1     Presentment Warranties   . . . . . . . . . . . . . . . 18
     Section 5.2     Account Covenants  . . . . . . . . . . . . . . . . . . 22
     Section 5.3     Additional Affirmative Covenants   . . . . . . . . . . 22
     Section 5.4     Negative Covenants of the Companies  . . . . . . . . . 23
     Section 5.5     General Representations and Warranties . . . . . . . . 23
     Section 5.6     Representations and Warranties of MWCC . . . . . . . . 25

ARTICLE VI.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES . . . . . . . . . . . . 27
     Section 6.1     Events of Default  . . . . . . . . . . . . . . . . . . 27
     Section 6.2     Remedies . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VII.  TERM/TERMINATION  . . . . . . . . . . . . . . . . . . . . . . 29
     Section 7.1     Term   . . . . . . . . . . . . . . . . . . . . . . . . 29
     Section 7.2     Termination by the Companies   . . . . . . . . . . . . 29


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     Section 7.3     Termination by MWCC . . . . . . . . . . . . . . . . . 30
     Section 7.4     Renegotiation . . . . . . . . . . . . . . . . . . . . 30
     Section 7.5     Termination for Force Majeure . . . . . . . . . . . . 30
     Section 7.6     Purchase of Accounts by the Companies . . . . . . . . 31
     Section 7.7     Liquidation of Accounts . . . . . . . . . . . . . . . 31

ARTICLE VIII.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . 32
     Section 8.1     By The Companies  . . . . . . . . . . . . . . . . . . 32
     Section 8.2     By MWCC . . . . . . . . . . . . . . . . . . . . . . . 33
     Section 8.3     Payment of Indemnified Amounts  . . . . . . . . . . . 33
     Section 8.4     Insurance and Mitigation  . . . . . . . . . . . . . . 34
     Section 8.5     Notice  . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE IX.  OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE X.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . 35
     Section 10.1    Confidential Information  . . . . . . . . . . . . . . 35
     Section 10.2    Assignability . . . . . . . . . . . . . . . . . . . . 36
     Section 10.3    Amendment . . . . . . . . . . . . . . . . . . . . . . 36
     Section 10.4    Non-Waiver  . . . . . . . . . . . . . . . . . . . . . 36
     Section 10.5    Severability  . . . . . . . . . . . . . . . . . . . . 36
     Section 10.6    Governing Law . . . . . . . . . . . . . . . . . . . . 36
     Section 10.7    Captions  . . . . . . . . . . . . . . . . . . . . . . 36
     Section 10.8    Use of Company Names and Marks  . . . . . . . . . . . 36
     Section 10.9    Further Assurances  . . . . . . . . . . . . . . . . . 37
     Section 10.10   Entire Agreement  . . . . . . . . . . . . . . . . . . 37
     Section 10.11   Notices . . . . . . . . . . . . . . . . . . . . . . . 37
     Section 10.12   Power of Attorney . . . . . . . . . . . . . . . . . . 38
     Section 10.13   Third Parties . . . . . . . . . . . . . . . . . . . . 38
     Section 10.14   Interpretation  . . . . . . . . . . . . . . . . . . . 39
     Section 10.15   No Joint Venture  . . . . . . . . . . . . . . . . . . 39
     Section 10.16   Waiver of Jury Trial  . . . . . . . . . . . . . . . . 39
     Section 10.17   Counterparts  . . . . . . . . . . . . . . . . . . . . 39
     Section 10.18   Survival  . . . . . . . . . . . . . . . . . . . . . . 39
     Section 10.19   No Inconsistent Action  . . . . . . . . . . . . . . . 40


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                                MWCC PROGRAM AGREEMENT

This MWCC Program Agreement, made as of the 3rd day of April, 1996 by and among Montgomery Ward Credit Corporation, a Delaware corporation ("MWCC"), with administrative offices at 3720 Howard Hughes Parkway, Suite 200, Las Vegas, Nevada 89109, Montgomery Ward & Co., Incorporated, a Illinois corporation ("Montgomery Ward"), with its chief executive office at 619 W. Chicago Avenue, Chicago, Illinois 60671, and Lechmere, Inc., a Massachusetts corporation ("Lechmere" and together with Montgomery Ward, collectively, the "Companies", and each individually, a "Company"), with its chief executive office at 619 W. Chicago Avenue, Chicago, Illinois 60671;

                                      WITNESSETH

    WHEREAS MWCC has established programs relating to the extension of commercial credit to qualified customers for the purchase of goods and/or services pursuant to CommerciaLine Agreements (as hereinafter defined); and

    WHEREAS the Companies, through their Retail Locations (as hereinafter defined), are engaged in, among other activities, the distribution and sale of Goods and/or Services (as hereinafter defined) at retail on credit; and

    WHEREAS MWCC and the Companies agree to establish customized Programs (as hereinafter defined) for the exclusive use of the Companies at Retail Locations and otherwise on the terms and conditions set forth herein during the Initial Term and any Renewal Term(s) (as hereinafter defined);

    NOW THEREFORE, in consideration of the terms and conditions stated herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, MWCC and the Companies agree as follows:

                               ARTICLE I.  DEFINITIONS

SECTION 1.1  DEFINITIONS.    As used in this Agreement, the following terms
shall have the following meanings:

    "Account" means and includes the following:

    a. a secured or unsecured business credit facility established in connection with a CommerciaLine Agreement and established under an agreement between one or both of the Companies and an Account Holder, pursuant to which the Account Holder is permitted to purchase through one or both of the Companies, from

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         time to time, Goods and/or Services on credit and pursuant to which the Account Holder must pay the outstanding balance in full using the payment terms specified in the CommerciaLine Agreement;

    b.   any and all Account Documentation;

    c. accounts, accounts receivable, other receivables, Indebtedness, contract rights, choses in action, general intangibles, chattel paper, instruments, documents, notes and all proceeds of all of the foregoing (as each of those terms which is defined in the UCC is so defined) arising in connection with the CommerciaLine accounts referred to in subsection a of this definition;

    d. any and all rights and remedies as to stoppage-in-transit, reclamation, return and repossession of Goods and/or Services financed pursuant thereto;

    e. to the extent assignable, any and all goods or other property, contracts of indemnity, guaranties, letters of credit or sureties standing as security for payment of Indebtedness;

    f. any and all proceeds of insurance and other proceeds at any time standing as security for payment of Indebtedness; and

    g. any and all other rights, remedies, benefits, interests and titles, both legal and equitable, to which the Companies may be entitled in respect of the foregoing.

    "Account Documentation" means, with respect to any Account, any and all documentation relating to an Account, including, without limitation, CommerciaLine Applications, CommerciaLine Agreements, Charge Transaction Data, Program Documents, checks and stubs, credit bureau reports, adverse action information, change of terms notices, correspondence, memoranda, documents, instruments, certificates, agreements and invoices, including any and all amendments or modifications thereto, however stored or kept, and any other written information relating to an Account.

    "Account Holder" means a CommerciaLine Customer.

    "Active CommerciaLine Account" means an Account (excluding Net-Writeoffs) which arises under a CommerciaLine Agreement and, with respect to any Billing Period, has a debit or credit balance at any time during such Billing Period.

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    "Agreement" means this Agreement, together with all of its schedules and exhibits, and, if amended, restated, modified or supplemented, as the same may be so amended, restated, modified or supplemented from time to time.

    "Bankruptcy Code" means Title 11 of the United States Code, as now constituted or as hereafter amended, or any successor law.

    "Billing Date" means (i) for any Account the date during a calendar month as of which the Account Holder, is billed, and (ii) for all Accounts each date during a calendar month as of which Account Holders are billed, both as designated by MWCC.

    "Billing Period" means the elapsed time between Billing Dates, usually twenty-eight (28) to thirty-two (32) days.

    "Billing Period Outstandings" means, as of any Billing Date, the aggregate Indebtedness on all Accounts determined as of the end of the Billing Period applicable to such Accounts.

    "Business Day" means any day, other than a Saturday, Sunday or New York bank legal holiday.

    "Change of Control" means (i) the acquisition by any Person or group of Persons of beneficial ownership of 50% or more of the combined voting power of the then outstanding voting securities of any Company entitled to vote generally in the election of directors; (ii) the cessation by individuals who, as of the Closing, constitute the Board of Directors of any Company (the "Incumbent Board") to constitute at least a majority of such Board; PROVIDED, that any individual becoming a director subsequent to the Closing whose election or nomination for election by a Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; (iii) the approval by the stockholders of any Company of a reorganization, merger or consolidation (each a "Reorganization"), in each case through which all or substantially all the Persons who where the respective beneficial owners of the voting securities of such Company immediately prior to such Reorganization do not beneficially own, following such Reorganization, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation, as a result of such Reorganization; or (iv) the sale or other disposition of all or substantially all the assets or property of any Company in one transaction or series of related transactions. Notwithstanding the foregoing, should the

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    owners of Montgomery Ward Holding Corp. Class A common stock transfer, sell or otherwise dispose of their respective interest, such transfer, sale or disposal (either individually or cumulatively) in a transaction involving General Electric Capital Corporation shall not be deemed a Change of Control under this Agreement.

    "Charge Slip" means a sales receipt, including but not limited to an invoice, evidencing a purchase of Goods and/or Services from any Company that is to be charged to an Account.

    "Charge Transaction Data" means Account Holder identification and transaction information with regard to each purchase of Goods and/or Services by Account Holders on credit from any Company with respect to an Account and each return of Goods and/or Services for credit to the Account Holders with respect to an Account, which data is being required to be transmitted by the Companies to MWCC in accordance with the applicable Operating Procedures.

    "CommerciaLine Agreement" means the credit agreement between one or both Companies and a CommerciaLine Customer pursuant to which the CommerciaLine Customer may purchase Goods and/or Services on credit from the Companies at the Companies' Retail Locations and is required to pay the outstanding balance in full on the date specified in the billing statement, together with any modifications or amendments which may be made to such agreement.

    "CommerciaLine Application" means the credit application which must be completed by applicants who wish to become CommerciaLine Customers.

    "CommerciaLine Customer" means any Person who has entered into a CommerciaLine Agreement or who is liable on an Account established by a CommerciaLine Agreement for purchase of Goods and/or Services to be used primarily for commercial or business purposes.

    "Company" and "Companies" have the meanings set forth on page one.

    "Company Names" means the trademarks, tradenames, service marks, logos and other proprietary designations of the Companies licensed to MWCC by the Companies pursuant to this Agreement.

    "CP Base Rate" means  [       ]*

    "CP Factor" means, with respect to each calendar month, the product of (i) the remainder of the CP Rate minus the CP

*Confidential treatment has been requested with respect to this information.

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    Base Rate, multiplied by (ii)  [       ]*.

    "CP Rate" means, as of the last Business Day of the preceding calendar
    month,  [       ]* if not  published therein, as published or made
    available by such other source as MWCC shall reasonably determine.

    "Confidential Information" has the meaning as set forth in Section 10.1 hereof.

    "Credit Review Point" means, except as adjusted pursuant to Section 2.2,
    [       ]*, or such higher amount as MWCC, in its sole discretion, shall from time to time specify to the Companies in writing. MWCC may, in its sole discretion, increase the Credit Review Point to an amount MWCC deems acceptable during the Term.

    "Credit Slip" means a sales credit receipt evidencing a return or exchange of Goods or a credit on an Account or an adjustment for Services rendered or not rendered by a Company to an Account Holder.

    "Default" means any event the occurrence of which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

    "Event of Default" has the meaning set forth in Section 6.1 hereof.

    "Final Liquidation Date" means the date on which MWCC no longer owns any Accounts that have a balance outstanding other than a balance that has been written off.

    "GAAP" means generally accepted accounting principles in the United States of America as from time to time in effect.

    "Goods and/or Services", separately or cumulatively, means all merchandise and services which may be purchased by an Account Holder under an Account.

    "Indebtedness" means any and all amounts that are from time to time due from the Account Holder under an Account, including without limitation any charges for Goods and/or Services, credit insurance charges, sales tax, finance charges and all other charges in respect of an Account, whether or not billed or posted, and all monies due or to become due with respect to the foregoing and all proceeds of the foregoing, including without limitation, insurance proceeds relating thereto.

*Confidential treatment has been requested with respect to this information.

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     "Initial Period" means the period from the date of this Agreement through the three month anniversary thereof.

     "Initial Term" has the meaning set forth in Section 7.1 hereof.

     "Insurance Program" means credit life, credit property and/or other types of credit insurance that may be offered by MWCC to Account Holders pursuant to Section 3.16 hereof.

     "Invoice" means a Charge Slip or sales receipt evidencing a Purchase that is charged to an Account and that evidences an amount to be paid by MWCC to the Companies.

     "Lid Code" means line item description as established from time to time by MWCC.

     "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, restriction, lien, charge, claim, security interest (including, without limitation, any interest of a buyer of accounts or chattel paper which is subject to Article 9 of the UCC), easement or encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to file, any financing statement pursuant to the UCC), other than mechanics liens and other liens that arise by operation of law which have not been in existence for more than 30 days.

     "Lists" has the meaning set forth in Section 3.5 hereof.

     "Losses" has the meaning set forth in Section 8.1 hereof.

     "Monthly Billing Statement" has the meaning set forth in Section 3.13 hereof.

     "MWCC" has the meaning set forth on page 1 hereof.

     "Net Credit Volume" means, with respect to any period, an amount equal to the aggregate amount of Purchases on Accounts for such period (as reflected in the Charge Transaction Data) less the sum of (x) the aggregate amount of Credit Slips for such period (as reflected in the Charge Transaction
     Data) and (y) the aggregate amount of Repurchases for such period.

     "Net Late Charges" means any late fees charged in respect of Accounts less any of such fees or charges which have been waived pursuant to policies and procedures adopted by the

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     mutual agreement of the Companies and MWCC.

     "Net Sales Volume" means, with respect to any period, Net Credit Volume for such period before deducting the aggregate amount of Repurchases for such period.

     "New Retailer" has the meaning set forth in Article IX hereof.

     "Operating Procedures" means the written instructions and procedures established by MWCC and agreed to by the Companies in connection with the Program, as the same may be amended from time to time.

     "Person" means and includes any individual, partnership, joint venture, corporation, trust, unincorporated organization of government or any department, agency or instrumentality thereof.

     "Postage Base Rate" means the first class postage-rate paid by MWCC as of the date hereof.

     "Presentment Warranties" has the meaning set forth in Section 5.1.

     "Program" means the programs established by this Agreement and made available to qualified Account Holders for the purchase of Goods and/or Services sold or supplied by the Companies and/or Services rendered by the Companies. The term "Program" includes the extension of credit, billings, collections, accounting between the parties, and all aspects of the relationships contemplated herein other than advertising in respect of credit promotions.

     "Program Documents" has the meaning set forth in Section 3.1 hereof.

     "Purchase" means the purchase by an Account Holder of any of the Goods and\or Services that may be purchased from any Company at any Retail Location.

     "Renewal Term" has the meaning set forth in Section 7.1 hereof.

     "Repurchases" has the meaning set forth in Section 3.12 hereof.

     "Retail Location(s)" means retail business locations which are owned or operated by any Company or its licensees.

     "RSA Average Account Balance" means with respect to any Billing Date, (i) the portion of the Billing Period

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     Outstandings on such Billing Date attributable to sales made at Retail
     Locations, divided by (ii) the number of Active CommerciaLine Accounts attributable to sales made at Retail Locations ending on such Billing Date.

     "RSA Average Account Balance Factor" means the product of (i) the remainder
     of  [       ]* minus the RSA Average Account Balance, multiplied by,
     (ii) either (a)  [       ]*, if such remainder is a negative amount,
     or (b)  [       ]*, if such remainder is a positive amount.

     "Service Fee Amount" has the meaning set forth in Section 3.10 hereof.

     "Solvent", as to an entity, means (a) the current book value of such entity's assets, as a going concern, is in excess of the total of its current book liabilities, in each case as determined in accordance with generally accepted accounting principles, and (b) such entity is currently able generally to pay its debts as they become due. The phrase "book value" means the net amounts at which assets and liabilities are carried on the books of a Company on a going concern basis.

     "Term" has the meaning set forth in Section 7.1 hereof.

     "Transaction Day" means a day, whether or not a Business Day, on which Goods and/or Services are sold by any Company.

     "UCC" means the Uniform Commercial Code (or similar law) of the jurisdiction with respect to which such term is used, as in effect from time to time.

     "Unadjusted RSA Discount Rate" has the meaning set forth in Section 3.10a.

     "Uncontested Amount" means an amount which is owed by MWCC to any Company or by any Company to MWCC, as the case may be, pursuant to the terms of this Agreement and with respect to which written notice disputing such amount has not been delivered by MWCC to the Companies or by the Companies to MWCC, as the case may be.

     "United States" or "U.S." means the fifty states of the United States of America and the Commonwealth of Puerto Rico.

     "Value-Added Program" means any products or services that may be offered by MWCC to Account Holders that enhance the features of the Program and/or Accounts including, without limiting the foregoing, credit card protection plans, legal service plans, financial products and services, and such

*Confidential treatment has been requested with respect to this information.

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     other products and services as MWCC may specify from time to time;
     PROVIDED, that the term shall not be deemed to include (i) credit insurance, or (ii) any offerings falling within the definition of "Insurance Programs."

     Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter.

                      ARTICLE II.  ESTABLISHMENT OF PROGRAM

SECTION 2.1  THE COMPANIES TO MARKET THE PROGRAM.

     The Companies hereby agree that they will participate in the Program and will market the Program. The Companies will make credit available to Account Holders under the Program for the purchase of Goods and/or Services only in accordance with the Operating Procedures.

SECTION 2.2  MWCC TO PURCHASE ACCOUNTS.

     a. Subject to: (i) the terms of this Agreement, and (ii) the credit limits applicable to each Account, MWCC shall purchase Accounts created on or after the date hereof from the Companies in amounts set forth as the total for any Purchase reflected in Charge Transaction Data properly submitted to MWCC by the Companies in accordance with the terms of this Agreement and for which the Companies have obtained authorization from MWCC, subject to any applicable Service Fee Amounts (including as set forth in Section 3.10 hereof) or other promotional discounts, and any other adjustments expressly permitted by this Agreement; PROVIDED, that MWCC will not be required to purchase Accounts or the underlying Indebtedness to the extent that such new purchase, together with the amount of existing Indebtedness purchased by MWCC, would exceed the Credit Review Point; and PROVIDED FURTHER, that the payment for or acceptance by MWCC of Accounts shall not be deemed a waiver of any rights MWCC may have under this Agreement.

     b. In the event the aggregate Indebtedness arising under all Accounts equals or exceeds ninety percent (90%) of the then in effect Credit Review Point, then within ninety (90) days after such balance reaches said point, MWCC shall elect any one of the following options and give the Companies written notice of such election within said ninety (90) day period:

          (i) MWCC will, in its sole discretion, increase the Credit Review Point to an amount MWCC deems acceptable, but in any event to a sum equal to or higher than the amount which, at the time of the election of this option, would not trigger the

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provisions of this Section 2.2b. If MWCC elects this option, then MWCC's written notice to the Companies shall include the amount of the increased Credit Review Point.

          (ii) MWCC will obtain funds from one or more lending institutions, of MWCC's sole choice and in such manner as MWCC deems appropriate and consistent with the provisions of this Agreement, for the purpose of securitizing or participating with MWCC in buying a portion of the Indebtedness, such portion to be unlimited in amount and at MWCC's sole discretion. If MWCC elects this option, then MWCC's written notice to the Companies shall constitute notice that, for purposes of this Section 2.2, thenceforth the aggregate Indebtedness shall be deemed to be reduced by an amount equal to the aggregate amount of the portion of the Accounts participated pursuant to this Section 2.2b(ii).

          (iii) MWCC may elect not to increase the Credit Review Point to an amount as required in Section 7.2b. In such event, the Companies shall be entitled to terminate this Agreement in accordance with Section 7.2b hereof.

     c. The Companies expressly acknowledge MWCC's right to establish a Credit Review Point as described in this Section 2.2 and, in this regard, provided that MWCC has not wilfully misrepresented any facts relating to the Credit Review Point, hereby release MWCC from any all Losses incurred as a result of MWCC's refusal to purchase Accounts or the underlying Indebtedness to the extent that the amount of such new purchase, together with the amount of existing Indebtedness, would exceed the Credit Review Point, increase the Credit Review Point or take any other action contemplated under Section 2.2, including but not limited to, any Losses relating to a lender liability claim.

SECTION 2.3  PROMOTION OF THE PROGRAM.

     a.   (i)   The Companies may promote the Program during the Term and
encourage the acquisition and usage of Accounts by Account Holders through promotions mutually agreed upon by the Companies and MWCC, and MWCC shall assist in planning and monitoring all such promotions. The Companies shall include actual CommerciaLine Applications/Agreements and/or information relating to the Program in its generalized and specialized brochure advertising when deemed appropriate by the Companies' management. The Companies shall be responsible for all costs and expenses of promoting the Program.

          (ii) The Companies and MWCC each shall obtain the prior written consent of the other party with regard to the substance and timing of any press releases issued during the Term which announce the execution of this Agreement, or the transactions specified herein, which prior approval shall not unreasonably be withheld. At all times thereafter, the Companies and MWCC, prior to issuing any press releases concerning this Agreement or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other party relating thereto. The foregoing notwithstanding, it is understood that neither party shall be required to consult with the other party with regard to (A) press releases and other announcements as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange and (B) publications prepared solely by and for employees of the Companies or MWCC, all of which may be issued without prior consultation with, or the prior written consent of, the other party.

                        ARTICLE III. ADMINISTRATION OF PROGRAM

SECTION 3.1   PREPARATION OF DOCUMENTS.

    a. MWCC and the Companies shall cooperate and assist each other in the preparation of all documents to be used in connection with the Program. MWCC shall provide the Companies with the form and content of CommerciaLine Applications, CommerciaLine Agreements, and other forms, as required by law and this Agreement (hereinafter referred to as "Program Documents"). The Companies shall be solely responsible for the costs of printing, customizing, and any other incidental expenses associated with document preparation, including but not limited to customized CommerciaLine Applications/Agreements, Charge Slips, Credit Slips and other Program Documents. All Program Documents and other forms shall, at MWCC's option exercised prior to the printing of such Program Documents, state that the Accounts and underlying Indebtedness will be sold to, assigned to and serviced by, MWCC. No Program Documents shall be utilized unless MWCC has expressly approved the form and content of such documents. The Companies shall be responsible for distributing such Program Documents to each Company's customers and instructing their employees to use only Program Documents that have been approved by MWCC. The Companies will indemnify MWCC with respect to any Losses incurred as a result of all changes to and/or omissions of Program Documents made without MWCC's written authorization.

    b. The Companies shall be solely responsible for all costs and expenses relating to materials promoting the Program and other credit marketing expenses relating thereto including, without limitation, credit advertising, in-store point-of-purchase promotional materials and credit marketing expenses related to the promotion of the Program.

SECTION 3.2   ACCOUNT ADMINISTRATION.

    MWCC shall, in accordance with Operating Procedures, determine the creditworthiness of individual applicants under the Program, the range of credit limits to be made available to individual Account Holders and whether to suspend, alter to terminate credit privileges of any Account Holder. Indebtedness with respect to Accounts failing to meet such criteria as determined by MWCC shall not be eligible for purchase.

    The parties acknowledge that one or more affiliates of MWCC, as MWCC may in its sole discretion appoint from time to time, may have day-to-day responsibility for administration of the Program.

SECTION 3.3  OWNERSHIP OF ACCOUNTS.

    With respect to the Accounts and underlying Indebtedness which it purchases, MWCC shall be the sole and exclusive owner of all such Accounts and underlying Indebtedness and of the related Account Documentation, Account
Holder data, Charge Transaction Data, Charge Slips, Credit Slips and receipts or evidences of payment or purchases by Account Holders and other Program Documents, and shall be entitled to receive all payments made by Account
Holders on Accounts and the underlying Indebtedness, and the Companies acknowledge and agree that they have no right, title or interest in such Accounts or underlying Indebtedness or related Account Documentation, Account Holder data, Charge Transaction Data, Charge Slips, Credit Slips, receipts or evidences of payments or purchases by Account Holders or other Program Documents, and has no right to any payments made by Account Holders on Accounts or underlying Indebtedness.

SECTION 3.4   CREDIT BASED PROMOTIONS.

    MWCC may make available to the Companies, to encourage Account acquisition and usage, certain credit-based promotions, which will be developed and mutually agreed to by MWCC and the Companies. The Companies shall pay Service Fee Amounts, in addition to those specified in Section 3.10, as mutually agreed to by MWCC and the Companies, for any such credit promotion which may result in additional expense to MWCC.

SECTION 3.5   USE OF LISTS.

    The Companies or their designees (including unrelated third parties designated by the Companies) have exclusive right and control of all lists of applicants, Account Holders, Account Holder names and addresses, and all credit and demographic information reflected therein, including that for approved and declined applicants (hereinafter the "Lists"); PROVIDED, that (i) MWCC shall be entitled to use such Lists in connection with its administration and operation of the Programs as provided in this Agreement; (ii) upon the termination of this Agreement however caused, then MWCC shall be entitled to use the Lists in connection with the liquidation or sale of the portfolio of Accounts as provided in Section ?: and (iii) MWCC shall have a right of first refusal if at any time the Companies propose to solicit the Lists for Visa or Master Charge applications. MWCC agrees that during the term of this Agreement all income arising from the marketing of or to the Lists will belong to the Companies, other than any income derived by MWCC pursuant to the provisions of Sections
3.16 or 3.17.

SECTION 3.6    OPERATING PROCEDURES.

    The Companies shall follow all applicable Operating Procedures in connection with the Program including, but not limited to, distributing CommericaLine Applications, seeking authorizations for Accounts, handling credit transactions with Account Holders and transmitting Charge Transaction Data.

SECTION 3.7   IN-STORE PAYMENTS.

    a. The Companies shall not advertise or otherwise indicate to any persons that Account Holders (or other persons acting on behalf of Account Holders) may make In-Store Payments (as defined in subsection c below) and instead shall advise employees (i) not to accept In-Store Payments and (ii) to direct Account Holders seeking to make such payments to send payments to the payment address contained on the monthly billing statement. Without derogating the restriction in the preceding sentence, if any In-Store Payment is made, the Company receiving such In-Store payment shall give the person making such In-Store Payment a receipt therefor and shall be deemed to hold such In-Store Payment as property of, and in trust for, MWCC until (x) such payment is delivered to MWCC or (y) MWCC is informed of the amount of such payment and applies said amount to reduce amounts payable by MWCC to such Company pursuant to this Agreement. MWCC shall apply amounts of In-Store Payments received by any Company (and of which it is duly informed) to reduce the amounts payable by MWCC to such Company; PROVIDED, that, the Companies will, upon the request of MWCC, thenceforth transmit to MWCC all In-Store Payments within two (2) Business Days of the day received by any Company.

    b. Within twenty-four (24) hours after the receipt of any In-Store Payment, the Companies shall notify MWCC of such receipt (which notification shall include the amounts of such payments and identification of the Accounts and make reasonable efforts to supply the Invoice number as to which such payments relate) by providing such information with its provision of Charge Transaction Data. An In-Store Payment shall be credited to the Account of the relevant Account Holder as of the date MWCC applies the amount of such payment to reduce amounts payable by MWCC to the Companies (or, if no such application is made, as of the date MWCC receives said In-Store Payment from the Companies).

    c. For purposes of this provision, "In-Store Payment" means a payment on an Account made by an Account Holder (or any person acting on behalf of an Account Holder) at a Retail Location.

SECTION 3.8   PURCHASE AUTHORIZATION PROCEDURES.

    Each Company agrees as follows with respect to each Purchase by an Account
Holder:

    a. It must complete an Invoice. The Account number must be printed or written on the Invoice.

    b. It must have the CommerciaLine Customer sign the Invoice, once all other purchase information is filled in as requested.

    c. It must obtain authorization through the existing POS Network for all Purchases and record the authorization code on the Invoice. For authorizations during any time that the POS Network is not in operation, the Companies must call MWCC (or its affiliate, if an affiliate is appointed to administer the processing Program) for an authorization code.

SECTION 3.9   SETTLEMENT PROCEDURES.

    a. All sales data will be electronically transmitted to MWCC using POS Network settlement procedures. The Companies, or an agent of the Companies, will retain a copy of the Charge Slip.

    b.   Upon receipt, verification and processing of the Charge Transaction
Data by MWCC, MWCC will remit to the Companies an amount equal to  [       ]*
the Transaction Day(s) for which such remittance is being made. MWCC will transfer funds via wire transfer to a bank designated in writing by the Companies. If Charge Transaction Data is received by MWCC's processing center before 10 a.m. Eastern Time on a Business Day, MWCC will initiate such wire transfer on the same Business Day. In the event that the Charge Transaction Data is received after 10 a.m. Eastern Time, then MWCC will initiate such transfer on the following Business Day. If MWCC, in its sole discretion, determines that any amount payable to MWCC, as set forth on any Monthly Billing Statement sent to the Companies has not been paid as set forth in Section 3.13, MWCC may deduct from or set off against any amounts to be remitted to the Companies pursuant to the foregoing sentence, the sum of
(x) the Service Amount Fee for that Business Day and any other Business Days for which the Service Fee Amount has not been collected and (y) all other amounts due, including without limitation amounts due pursuant to Sections 3.10b, 3.11 and 3.12 from the Companies to MWCC hereunder, except as otherwise expressly provided herein.


*Confidential treatment has been requested with respect to this information.

    c. The Companies authorize MWCC to microfilm (or copy using any other reasonable method) all documentation within the definition of Account and Program Documents and destroy all such original Account and Program Documents in the ordinary course of business as MWCC may see fit, and in accordance with applicable laws.

SECTION 3.10  SERVICE FEE AMOUNT AND RELATED MATTERS.

    In addition to any amount due to MWCC pursuant to Section 3.3 hereof:

    a. With respect to RSA CommerciaLine Accounts, the Service Fee amount payable by the Companies to MWCC will be the amount equal to the product of
(i)  [       ]*, multiplied by (ii) the sum of (A)  [       ]* (the
"Unadjusted RSA Discount Rate"), (B) the CP Factor (which may be either positive, zero or negative), and, after the Initial Period, (C) the RSA Average Account Balance Factor (which may be either positive, zero or negative). For purposes of illustration, attached hereto as Exhibit A is a schedule which shows how the Unadjusted RSA Discount Rate would be adjusted for fluctuations in the CP Rate and the RSA Average Account Balance.

    b.   The Companies shall pay the MWCC a fee in the amount of  [       ]*
with respect to each CommerciaLine Application processed by MWCC, regardless of whether any such CommerciaLine Application is approved.

SECTION 3.11  POSTAGE ADJUSTER.

    In the event actual first class postage rate paid by MWCC is increased at any time above the Postage Base Rate, the Companies shall pay to MWCC in respect each Billing Period an amount equal to the aggregate amount of such increases multiplied by the number of Accounts as to which billing statements are mailed, provided, that MWCC shall make reasonable efforts to obtain the lowest postage rate possible.

SECTION 3.12  REPURCHASE OF ACCOUNTS.

    a. The Companies shall Repurchase (any such repurchase made pursuant to this Section 3.12 shall be referred to herein as a "Repurchase") for cash from MWCC upon demand an Account or the amount of any Charge Slip or Credit Slip if with respect to such Account or Charge Slip or Credit Slip or the underlying transactions: (i) any Presentment Warranty proves to be materially false or inaccurate in any respect; (ii) the Account Holder asserts any claim or defense against MWCC as a result of any act or omission of any Company allegedly in violation of any applicable law, statute, ordinance, rule or regulation; (iii) the Account Holder reasonably disputes the amount or existence of


*Confidential treatment has been requested with respect to this information.

such Account, or refuses to pay alleging dissatisfaction with the quality or performance of Goods and/or Services received, including without limitation, work or service performed by any agent, contractor, or supplier or any other person retained or employed by any Company, a breach of warranty or representation by any Company in connection with the transaction, or an offset or counterclaim based on any Company's act or omission or any act or omission of any agent, contractor or supplier; (iv) the Account Holder disputes a Charge Slip and the Companies cannot supply MWCC with a copy of the Charge Slip within eighteen (18) days of MWCC's written request (v); any Charge Slip is submitted to and processed by MWCC and MWCC determines in its reasonable discretion that any Company did not materially comply with the Operating Procedures; (vi) the balance in any Account or item of Indebtedness is for any reason not valid or enforceable (other than instances where such invalidity or unenforceability is a direct result of some action or failure to act by MWCC) against the Account Holder obligated for payment and performance under the Account; and (vii) at the time of purchase by MWCC, the Account or item of Indebtedness is not free of any defense, offset, counterclaim, or recoupment assertable by the Account Holder or any other person obligated therefor or by any Company's creditors or assignees other than under any product warranty, service or installation agreement. The parties agree that MWCC will recoup or set off the amount of any Repurchases against amounts payable to the Companies pursuant to Section 3.9 unless the amount of Repurchases is in excess of the amount payable to the Companies pursuant to Section 3.9 in which case such excess will be payable to MWCC in cash upon demand.

     b.  Any obligation by the Companies to make Repurchases pursuant to this
3.12 shall be joint and several, unconditional and shall not be waived, released or affected by the retention of purchase by MWCC with the knowledge of a breach of warranty or other infirmity, whether or not communicated to the Companies, and such retention or purchase by MWCC with knowledge of a breach of warranty other infirmity shall not be deemed a waiver of any of MWCC's rights with respect to the asset purchased. MWCC shall not unreasonably be required to exhaust its remedies against the Account Holder as condition precedent to requiring performance by the Companies of their Repurchase obligation.

     c.  The Repurchase price payable under this Section 3.12 shall be the
aggregate of  [       ]* at the time of the purchase by the Companies.

SECTION 3.13  MONTHLY BILLING STATEMENT.

     MWCC will send the Companies a monthly billing statement (the "Monthly Billing Statement") setting forth the Service Fee


*Confidential treatment has been requested with respect to this information.

Amounts, application fees, postage adjuster fees, amounts of Repurchases and other charges and adjustments incurred during such calendar month. The Companies will pay such Monthly Billing Statement within ten days of receipt or MWCC may indicate its intent to recoup or offset such amounts pursuant to the settlement procedures set forth in Section 3.9. MWCC's rights under this
Section 3.13 are in addition to, and not intended to limit, any rights MWCC may have pursuant to this Agreement to recoup or offset against amounts due to any Company hereunder.

SECTION 3.14  ESTABLISHMENT OF PAYMENT TERMS, LATE FEES AND CHARGES.

     The payment terms, credit standards, credit limits, late charges and other charges applicable to Accounts arising pursuant to a CommerciaLine Agreement have been mutually agreed by the parties hereto. Payment terms, late charges and other charges may be modified or amended at the sole discretion of the Companies, PROVIDED, that the Companies shall compensate MWCC in an amount or take such other action mutually agreed by MWCC and the Companies to be reasonable in view of the changed or modified economics arising in connection with any such modification or amendment, and PROVIDED, FURTHER that the Companies shall not institute a proposed modification or amendment until they have consulted with MWCC regarding such modification or amendment. Notwithstanding the foregoing, all decisions with respect to determining credit standards for opening a CommerciaLine Account and the credit limits applicable thereto shall be made in accordance with mutually agreed Operating Procedures.

SECTION 3.15  NET LATE CHARGES.

     MWCC and the Companies shall each be entitled to  [       ]* of Net
Late Charges collected by MWCC. The Companies' share of Net Late Charges in respect of each Billing Period shall be set forth on each Monthly Billing Statement and shall be credited against amounts otherwise owing to MWCC.

SECTION 3.16  INSURANCE SOLICITATION OF ACCOUNTS.

     MWCC, or its agents, may solicit Account Holders for Insurance Programs, but only after having offered the right to do so to the Companies and the Companies having declined such right. Unless otherwise agreed to in writing by the Companies, any solicitations regarding such Insurance Programs shall in no way state or imply that such Insurance Programs are offered or endorsed by the Companies in any way.

SECTIONS 3.17  VALUE-ADDED SOLICITATION OF ACCOUNTS.

     MWCC, or its agents, may solicit Account Holders for Value-Added Programs, but only after having offered the right to do so

*Confidential treatment has been requested with respect to this information.

to the Companies and the Companies having declined such right. Unless otherwise agreed to in writing by the Companies, any solicitations regarding such Value-Added Programs shall in no way state or imply that such Value-Added Programs are offered or endorsed by the Companies in any way.

SECTION 3.18  ADDITIONAL RESPONSIBILITIES OF THE COMPANIES AND MWCC.

     As to Accounts which are delinquent, the Companies shall furnish to MWCC such assistance with collections as MWCC may reasonably request and as the parties may mutually agree from time to time.

                            ARTICLE IV.  SECURITY INTEREST

SECTION 4.1  GRANT OF SECURITY INTEREST.

     The parties intend that the transactions contemplated herein shall constitute a purchase and sale of Accounts and Indebtedness for all purposes, not lending transactions. Notwithstanding the foregoing, to secure all obligations of the Companies to MWCC whatsoever, whether now existing or hereafter created or acquired and, against the possibility that those transactions contemplated herein as a purchase and sale of Accounts and Indebtedness are not so considered despite the intentions of the parties, each of the Companies hereby grants to MWCC a present and continuing first priority security interest in and to the following, together with the proceeds thereof: (A) all Accounts, Indebtedness and Program Documents; (B) all deposits, credit balances and reserves on MWCC's books relating to the Program; and (C) all proceeds of the foregoing. The Companies agree to cooperate fully with MWCC as MWCC may reasonably request in order to give effect to the security interest granted by this Section 4.1., including without limitation the execution and filing by the Companies of UCC-1 or comparable statements in order to perfect the interests created hereby. For filing purposes, each Company agrees to provide MWCC with not less than 30 days prior written notice of any change in location of its chief executive office or any change of its corporate name and, notwithstanding the foregoing, no such change shall be effected before such Company shall have supplied MWCC signed copies of all filings and actions as MWCC may reasonably determine to be necessary or appropriate to preserve and maintain at all times the perfection and priority of the interests granted or purported to be granted to MWCC hereunder.

                          ARTICLE V.  WARRANTIES AND COVENANTS

SECTION 5.1  PRESENTMENT WARRANTIES.

     Each of the Companies represents and warrants to MWCC with respect to each Account and each item of Indebtedness purchased by MWCC (and the following, referred to herein as the "Presentment Warranties" shall be deemed restated, renewed and reaffirmed with respect to each transaction each time MWCC receives Charge Transaction Data from any Company relative to each such Account and item of Indebtedness):

     a. That at the time of each sale to MWCC, it was the owner of such Account and item of Indebtedness, free and clear of any Liens, and upon the sale of such Account and item of Indebtedness to MWCC, MWCC shall be vested with full and complete title to each such Account or item of Indebtedness, free and clear of any Lien other than the interest of MWCC;

     b. That it has complied with any materials MWCC in its reasonable discretion provides it concerning applicable provisions of local, state and federal law and implementing regulations as they apply to it in the sale of Goods and/or Services to Account Holders in the offering of credit;

     c. That each Account and item of Indebtedness shall have been authorized and created in accordance with this Agreement, all applicable laws (other than any breach of law arising directly from any action or failure to act on the part of MWCC), and the Operating Procedures;

     d. That credit application information submitted by it to MWCC shall be identical to such information provided by an Account Holder to the Companies, and the contract representing such Account shall be fully executed by the Account Holder;

     e. That there are no other agreements between it and any Account Holder with respect to the Account or item of Indebtedness sold to MWCC and/or the underlying Goods and/or Services, except any bona fide and reasonable sale, warranty, service or installation agreement;

     f. That all Goods and/or Services sold pursuant to each Account and item of Indebtedness have been delivered by it to the Account Holder and accepted by such Account Holder or that an arrangement has been formalized between it and the Account Holder providing for such delivery, prior to the sale of such Account and item of Indebtedness to MWCC;

     g. That each Charge Slip will have resulted from a bona fide sale of Goods and/or Services effected by it at one of its regular places of business which will include all mail, phone and job-site orders, and not from a sale of Goods and/or Services effected by a third party other than licensees or other duly authorized agents;

     h. That it shall provide and maintain adequate services with respect to the Goods and/or Services covered by such Account or item of Indebtedness and shall comply with all its warranties, if any, and/or the manufacturer's warranties (as the case may be) with respect to Goods and/or Services sold under such Account or item of Indebtedness, other than warranties which are the responsibility of others;

     i. Except in connection with any proceeding in bankruptcy, insolvency, reorganization, receivership or other similar law of the Account Holder, that the balance in each Account or item of Indebtedness is valid and enforceable against the Account Holder obligated for payment and performance under the Account;

     j. That each Account or item of Indebtedness is secured by a purchase money security interest in the Goods to the extent described in the applicable CommerciaLine Agreement, which security interest shall be prior to all other security interests in and/or Liens which are created on such Goods;

     k. That the Goods covered by each Account or item of Indebtedness shall be sold by it in the ordinary course of business to Account Holders who represent that the Goods are to be used primarily for business or commercial purposes;

     l. That at the time of purchase by MWCC, each Account or item of Indebtedness is free of any defense, offset, counterclaim or recoupment assertable by the Account Holder or any other person obligated therefor or by a Company's creditors or assignees except under any product warranty, service or installation agreement;

     m. That there are no actions, suits or proceedings existing, pending or, to its knowledge, threatened against or affecting it before any court, arbitrator or governmental administrative body or agency which affect the validity or enforceability of Indebtedness, which might result in any material adverse change in the value of such Account or item of Indebtedness or which would have a material adverse effect on its ability to perform its obligations hereunder;

     n. That all actions taken by it and all agreements with Account Holders, forms, letters, notices, statements and other materials used or requested by Account Holders in connection with the performance of its duties and obligations under this Agreement comply with and each sale of Goods and/or Services resulting in an item of Indebtedness have been made in compliance with and all documentation evidencing or connected with such sale complies with all applicable state and federal laws concerning the sales of goods and services, and all other applicable federal, state and local statutes, regulations, ordinances or administrative rulings relating thereto, including, but not limited to, those relating to unfair, deceptive or unconscionable practices;

     o. That with respect to each Account or item of Indebtedness purchased by MWCC hereunder, to the best of it's knowledge, information and belief, a petition under the Bankruptcy Code (or similar state law) has not been filed by or against the Account Holder; the Account Holder is not deceased, dissolved, incompetent or otherwise not in existence; and the Account Holder has a valid U.S. address;

     p. It has caused to be paid and discharged all lawful taxes, assessments and governmental charges or levies imposed upon it or its income or profits on any property belonging to it before the same be in default except for such taxes, assessments, charges or levies which are being contested in good faith by appropriate proceedings;

     q. That it is and at all times prior hereto has been kept adequately insured by solvent insurers with respect to its property of a character usually insured by corporations engaged in a similar business against loss or damage of the kind customarily insured against by such corporation;

     r.   That the Charge Slip has not been materially altered;

     s. That the transaction did not involve a cash advance or Goods and/or Services not listed on the Charge Slip and only Goods and/or Services sold by it are the subject of the transaction;

     t. That the transaction giving rise to the Charge Transaction Data and any matter incidental thereto were conducted by it in accordance with the Operating Procedures;

     u. That the Account number and name of the Account Holder has been printed on each Charge Slip;

     v. That all sales slips and other writings which bear a signature purporting to be that of a Account Holder or an authorized user shall in fact be genuine, not forged or unauthorized;

     w. That each Charge Slip be executed by an authorized user of the Account to which the Purchase is charged;

     x. That it shall do nothing to prevent the Account or item of Indebtedness from being valid and enforceable against the Account Holder obligated for payment and performance under the Account; and

     y. That the amount of credit extended in connection with each Purchase does not exceed the amount of credit authorized by MWCC for such transaction.

SECTION 5.2  ACCOUNT COVENANTS.

     Each of the Companies covenants to do the following with respect to each transaction involving an Account or the Program:

     a. It shall cooperate with MWCC promptly to resolve all disputes with Account Holders;

     b. It shall maintain a fair and equitable policy for the exchange and return of Goods (other than those sold on an "as is" basis) and adjustments for Services rendered or not rendered and shall promptly deliver a Credit Slip to the Account Holder and include credit for such return or adjustment in the Charge Transaction Data in accordance with the Operating Procedures;

     c. It shall not seek or obtain any special agreement or condition from, nor unlawfully discriminate in any way against, Account Holders with respect to the terms of any transaction;

     d. It shall submit invoices on the same day as the date of such invoice by electronic transmission, in accordance with the Operating Procedures and shall use only Account Documentation provided by MWCC when taking any action with regard to the Program.

SECTION 5.3  ADDITIONAL AFFIRMATIVE COVENANTS.

     Until the later of (i) the date on which the Agreement terminates or (ii) the Final Liquidation Date, unless MWCC shall otherwise consent in writing, each of the Companies shall:

     a. As soon as reasonably available and in any event within 120 days after the end of each fiscal year, submit to MWCC its consolidating annual financial statements, consisting of a consolidating balance sheet and the related statements of income, shareholder's equity, and changes in cash flow, all prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) certified by its regularly retained independent public accountants.

     b. Comply in all material respects with all laws with respect to it, its business, and properties.

     c. Promptly upon receipt, deliver to MWCC copies of any communications relating to an Account from an Account Holder, or any governmental or regulatory authority.

     d. Permit MWCC, during normal business hours, to visit its offices from time to time, and permit MWCC from time to time to discuss the Program with it and its officers and employees and to examine its books and records relating to the Program or have the same examined by MWCC's attorneys and/or accountants. In connection therewith, it agrees, subject to applicable privacy and other laws, to make data regarding the Program available to MWCC, and in connection therewith to permit MWCC to make copies of such documentation.

     e. Not, in connection with the selling of any service contract and/or extended warranty, offer to return to Account Holders some or all of the purchase price advanced by MWCC, including, without limitation, by granting merchandise credits.

     f. Provide all Charge Transaction Data to MWCC in such form satisfactory to MWCC as to enable Lid Code level detail in all billings in respect of CommerciaLine Accounts.

SECTION 5.4  NEGATIVE COVENANTS OF THE COMPANIES.

     Until the later of (i) the date on which this Agreement terminates, and
(ii) the Final Liquidation Date, unless MWCC shall otherwise consent in writing, the Companies shall not advertise, promote, sponsor, solicit, permit solicitation of, or make available specifically to commercial customers of the Companies or otherwise provide any commercial credit program, commercial credit facility, commercial credit card program, commercial charge program or commercial debit or commercial secured card program or commercial facility (whether open-end, closed-end, fixed-term, private-label, "co-branded" or third party), other than (i) credit provided in connection with the Program hereunder, and (ii) credit provided by generally accepted multi-purpose commercial credit or charge cards such as American Express, Mastercard, Visa and the Discover card or by any generally accepted multi-purpose debit or secured cards; PROVIDED, that none of the cards referred to in this paragraph
(ii) may be "co-branded", sponsored or co-sponsored with the Companies.

SECTION 5.5  GENERAL REPRESENTATIONS AND WARRANTIES.

     To induce MWCC to establish and administer the Program, each of the Companies makes the following representations and warranties to MWCC, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade on each day on which any Account is opened or Charge Transaction Data submitted or any action taken with respect to the Program:

     a. Organization. Each Company: (i) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, with its chief executive office as indicated in the first paragraph of this Agreement; (ii) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations hereunder; (iii) has all necessary material licenses, permits, consents, or approvals from or by, and has made all material necessary notices to, all governmental authorities having jurisdiction, to the extent required for its current ownership, lease or conduct and operation of its business; (iv) has the requisite corporate power, authority and legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease and to conduct its business as conducted; and (v) is in compliance with its certificate of incorporation and bylaws.

     b. Capacity, Authorization, Validity. Each of the Companies has all necessary corporate power and authority to (i) execute and enter into this Agreement and (ii) perform the obligations required of the Companies hereunder and any other documents, instruments and agreements required to be executed by it pursuant hereto. The execution and delivery by each Company of this Agreement and all documents, instruments and agreements required to be executed and delivered by any Company pursuant hereto, and the consummation by each Company of the transactions specified herein and therein have been duly and validly authorized and approved by all necessary corporate action of each Company party thereto. This Agreement and all documents, instruments and agreements required to be executed and delivered by any Company pursuant hereto, (i) have each been duly executed and delivered by each Company party thereto, (ii) constitute the valid and legally binding obligations of each Company party thereto, and (iii) are enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including, without limitation, those respecting the availability of specific performance).

     c. Conflicts, Defaults, Etc. The execution, delivery and performance of this Agreement, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which any Company is a party or by which it is bound, or by which any Company's assets are bound; (ii) conflict with or violate the certificate of incorporation, by-laws or any other equivalent organizational document(s) of any Company; (iii) violate any law or conflict with, or require any consent or approval under, any judgment, order, writ, decree, permit or license, to which any Company is a party or by which it is bound or affected; (iv) require the consent or approval of any other party to any contract, instrument or agreement to which any Company is a party or by which it is bound, other than the approvals of regulatory authorities which have been obtained; or (v) except for the filing of UCC-1 financing statements, require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority.

     d.   Solvency.  Each of the Companies is Solvent.

     e. Accuracy of Information. All information furnished by each of the Companies to MWCC for purposes of or in connection with this Agreement and any information hereafter furnished in writing by any Company to MWCC is or will be true and correct in all material respects at the time of such delivery and no such information has or will omit to state a material fact necessary to make the information so furnished not misleading at the time of such delivery. There is no fact known to any Company which the Companies have not disclosed to MWCC which materially and adversely affects the financial condition, business, property, or prospects of any Company.

     f. Compliance with MWCC Procedures. With respect to each CommerciaLine Application, Account and the Program, every action taken by the Companies, their employees or agents materially complies with all procedures, including but not limited to, the Operating Procedures provided to the Companies by MWCC.

     g.   No Event of Default or Default has occurred and is continuing.

SECTION 5.6  REPRESENTATIONS AND WARRANTIES OF MWCC.

     To induce the Companies to enter into this Agreement and participate in the Program, MWCC makes the following representations and warranties to the Companies, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade on each day on which Accounts are opened and Charge Transaction Data submitted or any action taken with respect to the Program:

     a. Organization. MWCC: (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with its principal place of business as indicated in the first paragraph of this Agreement; (ii) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations hereunder, except to the extent that its non-compliance would not have a material and adverse effect on MWCC; (iii) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for MWCC's current ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents, approvals or to provide such notices would not have a material and adverse effect on MWCC; (iv) has the requisite corporate power, authority and legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease and to conduct its business as conducted; and (v) is in compliance with its certificate of incorporation and bylaws.

     b.   Capacity, Authorization, Validity.   MWCC has all necessary
corporate power and authority to (i) execute and enter into this Agreement and (ii) perform the obligations required of MWCC hereunder and any other documents, instruments and agreements required to be executed by MWCC pursuant hereto. The execution and delivery by MWCC of this Agreement and all documents, instruments and agreements required to be executed and delivered by MWCC pursuant hereto, and the consummation by MWCC of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of MWCC. This Agreement (i) has been duly executed and delivered by MWCC, (ii) constitutes the valid and legally binding obligations of MWCC, and (iii) is enforceable in accordance with its respective terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including, without limitation, those respecting the availability of specific performance).

     c.   Conflicts, Defaults, Etc.   The execution, delivery and performance
of this Agreement, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which MWCC is a party or by which it is bound, or by which MWCC's assets are bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon MWCC;
(ii) conflict with or violate the certificate of incorporation, by-laws or any other equivalent organizational document(s) of MWCC; (iii) violate any law or conflict with, or require any consent or approval under, any judgment, order, writ, decree, permit or license, to which MWCC is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon MWCC; (iv) require the consent or approval of any other party to any contract, instrument or agreement to which MWCC is a party or by which it is bound other than the approvals of regulatory authorities which have been obtained.

     d.   Solvency.  MWCC is Solvent.

     e.   Accuracy of Information.   All information furnished by MWCC to the
Companies for purposes of or in connection with this Agreement or any information hereafter furnished in writing by MWCC to the Companies is or will be true and correct in all material respects at the time of such delivery and no such information has or will omit to state a material fact necessary to make the information so furnished not misleading at the time of such delivery. There is no fact known to MWCC which MWCC has not disclosed to the Companies which materially and adversely affects the financial condition, business, property, or prospects of MWCC.

     f.   No Event of Default or Default has occurred and is continuing.


       ARTICLE VI.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

SECTION 6.1  EVENTS OF DEFAULT.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

     a. Any party shall fail to pay the other any Uncontested Amount when due and payable and the same shall remain unpaid for a period of three (3) days after the other party shall have made written demand therefor.

     b. Any party shall fail or neglect to perform, keep, or observe any material term, provision, condition, or covenant contained in this Agreement that is required to be performed, kept, or observed by it, and the same shall remain uncured for a period of thirty (30) days after the other party shall have given written notice thereof.

     c. Any representation, warranty or statement, made or delivered by any party or any of its respective officers shall not be true and correct in any material respect as of the date when made or reaffirmed and such failure to be true and correct has a material adverse effect on its ability to perform its obligations hereunder.

     d. Either MWCC or any Company (i) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; (ii) shall make a general assignment for the benefit of its creditors; or (iii) shall be the subject of any proceeding (other than an involuntary proceeding which is dismissed within sixty (60) days) seeking to adjudicate it bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for such relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or any party shall take any corporate action to authorize any of the actions set forth above in this paragraph 6.1d.

     e. Any Company shall be in default under any loan agreement, indenture or other instrument relating to any indebtedness for borrowed money in excess
of [       ]* and such default gives any party, either with or without notice and without giving effect to any extension of any grace period, the right to accelerate such indebtedness.

     f.   There shall be a Change of Control.

     g.   Final judgment or judgments for the payment of money in excess of
[       ]* in the aggregate shall be rendered against any Company, and the same shall not be either (i) covered by insurance or the insurer shall not have accepted liability therefor or (ii) vacated, stayed, bonded, paid, or discharged prior to expiration of the applicable appeal period.

     h. In connection with any or both Company's indebtedness on money borrowed, either (a) the holder or holders of such indebtedness shall accelerate all of the outstanding balance thereof and the amount accelerated
shall be greater than or equal to [       ]*, or (b) any scheduled payments
of principal or interest in the aggregate amount in excess of [       ]*
shall remain unpaid for a period longer than one hundred twenty (120) days beyond the due date.

     i. The Account Purchase Agreement dated June 24, 1988, as amended, restated, revised and/or supplemented from time to time, by and between Montgomery Ward and MWCC (including without limitation any successor credit card program agreement between Montgomery Ward and any Person that has acquired, by way of assignment or otherwise, MWCC's rights and obligations thereunder) shall be terminated (other than by default of Montgomery Ward) or a Seller Default (as defined therein) shall occur thereunder.

*Confidential treatment has been requested with respect to this information.

SECTION 6.2  REMEDIES.

     a. If any Event of Default shall have occurred and be continuing, all of the defaulting party's payment obligations hereunder shall, in the non-defaulting party's sole discretion, be deemed immediately due and payable; PROVIDED, that upon the occurrence of an Event of Default described in Section 6.1d, all the defaulting party's payment obligations hereunder shall immediately become due and payable.

     b. If any Event of Default shall have occurred by any Company (other than the non-compliance of Lechmere with Section 5.5d), MWCC shall have any and all rights and remedies under this Agreement, including but not limited to, accepting Charge Slips or otherwise extending credit, and may declare this Agreement terminated; PROVIDED, that upon the occurrence of an Event of Default described in Section 6.1d, this Agreement shall terminate.

     c. If any Event of Default shall have occurred by MWCC and be continuing, the Companies shall have any and all rights and remedies under this Agreement and may declare this Agreement terminated; PROVIDED, that upon the occurrence of an Event of Default described in Section 6.1d, all of the defaulting party's payment obligations hereunder shall immediately become due and payable.

                   ARTICLE VII.   TERM/TERMINATION

SECTION 7.1  TERM.

     This Agreement shall continue in full force and effect upon full execution hereof for a period of two years (the "Initial Term" and together with any Renewal Terms(s), the "Term") and shall be automatically renewed for successive one year terms ("Renewal Terms(s)"), unless terminated as provided elsewhere herein.

SECTION 7.2  TERMINATION BY THE COMPANIES.

     a. In the event MWCC breaches its obligations under this Agreement, and after notice to MWCC such breach remains uncured for a period of thirty
(30) days, then the Companies may terminate this Agreement by giving MWCC thirty (30) days prior written notice and this Agreement shall terminate on the thirtieth (30) day.

     b.   If (i) MWCC makes an election pursuant to Section 2.2b hereof and
(ii) during the one hundred and eighty (180) period subsequent to such election, the Billing Period Outstandings exceed 95% of the Credit Review Point then in effect for any period of ninety (90) consecutive days, then, within ten (10) days following the end of such period, the Companies shall have the right, upon thirty (30) days prior written notice to MWCC, to terminate this Agreement and this Agreement shall terminate on the thirtieth (30) day.

     c. The Companies shall have the right to terminate this Agreement and the Program as of the end of the Initial Term or at the end of any Renewal Term upon 180 days prior written notice to MWCC.

SECTION 7.3  TERMINATION BY MWCC.

     a. In the event any Company breaches its obligations under this Agreement, and such breach remains uncured for a period of thirty (30) days, MWCC shall have the right to terminate this Agreement by giving the Companies thirty (30) days prior written notice and this Agreement shall terminate on the thirtieth (30) day.

     b. MWCC shall have the right to terminate this Agreement and the Program as of the end of the Initial Term or at the end of any Renewal Term upon 180 days prior written notice to the Companies.

     c. MWCC shall have the right to terminate this Agreement and the Program if any law, rule or regulation is enacted by any federal, state or local authority that materially impairs or restricts MWCC's ability to perform its obligations hereunder or impairs or restricts MWCC's ability to realize substantially the benefits hereof.

SECTION 7.4 RENEGOTIATION.

     Upon the one year anniversary of this Agreement MWCC and the Companies agree to review the economics of the transactions contemplated by this Agreement and to renegotiate in good faith the provisions of Section 3.10 in light of such review. If such renegotiation is not completed to the satisfaction of any party within 30 days following the one year anniversary of this Agreement, such party may terminate this Agreement upon 60 days prior written notice to the other party.

SECTION 7.5  TERMINATION FOR FORCE MAJEURE.

     a. This Agreement may be terminated by either MWCC or the Companies without penalty after the passing of sixty (60) days following the notice by one party to the other that its performance hereunder is prevented or materially impeded, without the ability to cure, by one of the following force majeure events: acts of God, fire, explosion, accident, war, nuclear disaster, riot or material changes in applicable laws or regulations rendering it illegal, impossible or untenable for the notifying party or its ultimate parent corporation to perform as contemplated in this Agreement.

     b. Any such failure to perform shall not be considered a breach of this Agreement during the period of such disability (I.E., prior to sixty (60) days), if the disabled party promptly advises the other party in writing that it is unable to perform due to such a force majeure event, setting forth:
(i) the nature of the event; (ii) its expected effects(s) and duration;
(iii) any expected development which may further affect performance hereunder; and (iv) the efforts which will be made to cure such force majeure or provide substitute performance.

SECTION 7.6 PURCHASE OF ACCOUNTS BY THE COMPANIES.

     In the event of a termination of this Agreement, the Companies may have the option to purchase or arrange for the purchase of the portfolio of
non-written off Accounts at a price equal to  [       ]* of the aggregate
amount of all Indebtedness on non-written off Accounts owned by MWCC on the day of such purchase, payable in immediately available funds. The Companies shall exercise such right by giving written notice to MWCC within thirty (30) days of the date of the notice of termination of the Agreement, which notice shall specify a date for the purchase no later than the date this Agreement terminates. If The Companies fail to exercise such option (by failing to deliver the notice required by this Section 7.6), then the option shall expire.

SECTION 7.7 LIQUIDATION OF ACCOUNTS.

     a. Upon the termination of this Agreement, each party shall be required to fulfill its respective obligations hereunder (unless prohibited by law) until all Accounts are liquidated or there is some other disposition thereof.

     b. Upon the termination of this Agreement, should the Companies not purchase or arrange for a purchase of the non-written off Accounts from MWCC, then:

          (i) MWCC shall have the right, in addition to and retaining all other rights it may have under the terms of this Agreement or applicable law to:

               (a) liquidate the remaining Accounts in any lawful manner which may be expeditious or economically advantageous to MWCC including but not limited to, the sale of Accounts to any party; and

               (b)  use Company Names in accordance with the

*Confidential treatment has been requested with respect to this information.

     provisions of this Agreement in communicating with existing Account Holders and in communicating with respect to Accounts, including accounts that have been written off.

          (ii) The Companies will cooperate with MWCC in order to effectuate any such liquidation in an orderly manner, and to that end shall permit MWCC to use the Lists in connection with such liquidation.

                       ARTICLE VIII.  INDEMNIFICATION

SECTION 8.1  BY THE COMPANIES.

     The Companies agree to protect, indemnify, and hold harmless MWCC, its affiliates, and the employees, officers, and directors thereof, from and against any and all losses, damages, liabilities, costs, and expenses (including attorneys' fees and expenses), judgments, damages, claims, demands, offsets, defenses, counterclaims, actions, or proceedings ("Losses") by whomsoever asserted, including, without limitation: (i) the Account Holders or other persons responsible for the payment of Accounts; (ii) any Person or persons who prosecute or defend any proceedings as representatives of or on behalf of a class or interest group; (iii) any governmental instrumentality; or (iv) any other third party, arising out of, connected with or resulting from:

     a.  Sale of Goods and/or Services arising under a CommerciaLine
Agreement;

     b. any transaction, contract, understanding, promise, representation, or any other relationship, actual, asserted, or alleged, between any Company and any Account Holder relating to an Account;

     c. any act, or omission where there was a duty to act, by any Company or its employees, officers, directors, shareholders, agents, lessees, franchisees or any independent contractors hired by any Company, relating to an Account or items of Indebtedness relating to an Account;

     d. any breach by any Company of any of the terms, covenants, representations, warranties, or other provisions contained in this Agreement or any other instrument or document delivered by any Company to MWCC in connection herewith or therewith;

     e. the failure of any Company to comply with all laws, rules or regulations applicable to it;

     f. any agreement, arrangement, understanding or course of dealing between any Company and any of its affiliates (other than General Electric Company or any of its subsidiaries).

     Excluded from the foregoing indemnity shall be any Losses to the extent the same arise out of or result from any violation by MWCC of law, this Agreement, a CommerciaLine Agreement or any agreement, understanding or promise between MWCC and any Account Holder relating to the Account thereof.

SECTION 8.2  BY MWCC.

     MWCC agrees to protect, indemnify, and hold harmless each Company, its affiliates, and the employees, officers, and directors thereof, from and against any and all Losses by whomsoever asserted, including, but not limited to, (i) the Account Holders or other persons responsible for the payment of Accounts; (ii) any Person or Persons who prosecute or defend any proceedings as representatives of or on behalf of a class or interest group; (iii) any governmental instrumentality; or (iv) any other third party, arising out of, connected with or resulting from:

     a. any act, or omission where there was a duty to act, by MWCC or its employees, officers, directors, shareholders, agents, lessees, franchisees or any independent contractors hired by MWCC, relating to an Account or items of Indebtedness relating to an Account;

     b. any breach by MWCC of any of the terms, covenants, representations, warranties, or other provisions contained in this Agreement or any other instrument or document delivered by MWCC to the Companies in connection herewith or therewith;

     c. the failure of MWCC to comply with all laws, rules or regulations applicable to MWCC;

     Excluded from the foregoing indemnity shall be any Losses to the extent the same arise out of or result from any violation by any Company or its affiliates (other than General Electric Company or any of its subsidiaries) of law, this Agreement, any CommerciaLine Agreement, or any agreement, understanding or promise between any Company and any Account Holder relating to the Account thereto.

SECTION 8.3  PAYMENT OF INDEMNIFIED AMOUNTS.

     After any final judgment or award shall have been rendered by a court, arbitration board, or administrative agency of competent jurisdiction and the time for an appeal of such judgement or award has expired without an appeal being taken by either party, or after any settlement agreed to by the parties shall have been consummated, the party seeking indemnification shall forward to the other party notice of any sums due and owing by such other party with respect to such matter and such party shall be required to pay all of the sums so owing to the party seeking indemnification within thirty (30) days after the date of such notice unless otherwise mutually agreed to in writing by the parties.


SECTION 8.4 INSURANCE AND MITIGATION.

     The indemnified party shall use its best efforts to minimize the indemnifying party's obligation to indemnify by recovering, to the maximum extent possible without incurring any material expense, reimbursement from insurance carriers under effective insurance policies covering such liability. An indemnified party shall not be able to recover from an indemnifying party hereunder for any damages to the extent that the indemnified party shall have recovered under its insurance. The indemnifications provided for in this Agreement shall be net of tax benefits, if any. The indemnified party shall, at all times, use its reasonable efforts to minimize the indemnity obligation of the indemnifying party through remedial action which it has reason to know may minimize such obligations, provided that the indemnifying party shall have first agreed to reimburse the indemnified party for its cost, if any, in taking such remedial action.

SECTION 8.5 NOTICE.

     Each party shall promptly notify the other party of any claim, demand, suit or threat of suit of which that party becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit or proceeding.

                    ARTICLE IX. OTHER AGREEMENTS

      In the event that any Company or any of its affiliates, directly or indirectly, acquires an existing retail operation or acquires (regardless of the form of the transaction) an affiliate that operates a retail operation (collectively, a "New Retailer"), then, unless MWCC indicates otherwise to the Companies in writing, the Companies shall cause such New Retailer to execute and deliver to MWCC instruments in form and substance satisfactory to MWCC pursuant to which such New Retailer shall agree to be bound by the terms and conditions of this Agreement;

provided, that such obligation shall be subject to the terms and conditions of any commercial credit card program to which a New Retailer is party as of the date it is acquired by any Company, it being agreed that the Companies shall use reasonable efforts to terminate any such program as soon as possible after any such acquisition and that, in any event, any such program shall not be renewed or replaced, except with a program involving MWCC.

                          ARTICLE X. MISCELLANEOUS

SECTION 10.1 CONFIDENTIAL INFORMATION.

     a. All proprietary and non-public material and information supplied by the Companies to MWCC or vice versa heretofore or hereafter, or supplied to any Company or MWCC by Account Holders or applicants, including, without limitation, (i) the pricing and other financial terms of this Agreement, (ii) information concerning the parties' marketing plans, objectives, financial results and employee compensation and benefits, and (iii) the Lists, is confidential and proprietary ("Confidential Information"). Confidential Information shall not include any information which (i) at the time of disclosure by one party hereto or thereafter is generally available or known to the public (other than as a result of an unauthorized disclosure by the other party hereto); (ii) was available to one party on a non-confidential basis from a source other than the other party; PROVIDED, that such source, to the best of one party's knowledge, was not obligated to the other party to keep such information confidential; or (iii) was in one party's possession prior to disclosure by the other party to it.

      b. Confidential Information shall be used by each party solely in the performance of its obligations or exercise of its rights pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except (i) as may be necessary to perform its obligations, (ii) as may be agreed upon in writing by the other party, or (iii) as otherwise required by law or judicial or administrative process. Each party will use its best efforts to ensure that its officers, employees, and agents take such action as shall be necessary or advisable to preserve and protect the confidentially of Confidential Information. Upon written request or upon the termination of this Agreement, each party shall destroy or return to the other party all Confidential Information owned by that other party in its possession or control, subject to each party's respective document retention policies with respect to information required to be maintained by regulatory authorities.

SECTION 10.2  ASSIGNABILITY.

    Neither any Company nor MWCC may assign its respective rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, that any party may assign all or part of this Agreement to its parent corporation, or its parent corporation's affiliates or subsidiaries, without such prior written consent.

SECTION 10.3  AMENDMENT.

    This Agreement may not be amended except by written instrument signed by both MWCC and the Companies.

SECTION 10.4  NON-WAIVER.

    No delay by any party hereto in exercising any of its rights hereunder or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of any party's rights hereunder shall not be a waiver of, nor preclude the exercise of, any rights or remedies available to such party under this Agreement or in law or equity.

SECTION 10.5  SEVERABILITY.

    If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

SECTION 10.6  GOVERNING LAW.

    This Agreement and all rights and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

SECTION 10.7  CAPTIONS.

    Captions of the sections of this Agreement are for convenient reference only and are not intended as a summary of such sections and do not affect, limit, modify or construe the contents thereof.

SECTION 10.8  USE OF COMPANY NAMES AND MARKS.

    a. Subject to and only in accordance with the provisions of this Agreement, the Companies hereby grant MWCC a non-exclusive license to create, develop, market and administer the Program and, subject to the prior approval of the Companies which shall not be unreasonably withheld, to use all Company Names in the creation, development, marketing and administration of the Program.

    b. Pursuant to the licenses granted to MWCC pursuant to this Section 10.8, the Companies understand and agree that until the later of (i) the termination of this Agreement and (ii) the Final Liquidation Date, MWCC will, in accordance with the provisions of this Agreement, use the Company Names in connection with the operation and administration of the Program and the discharge of its obligations under the Agreement, including but not limited to use in connection with: Account Holder service; adverse action letters; billing statements and inquiries; and matters incidental to collection and recovery.

SECTION 10.9  FURTHER ASSURANCES.

    Each party hereto agrees to execute all such further documents and instruments and to do all such further things as the other party may reasonably request in order to give effect and to consummate the transactions contemplated hereby.

SECTION 10.10  ENTIRE AGREEMENT.

    This Agreement supersede and incorporate all representations, promises and statements, oral or written, made in connection with the subject matter hereof and the negotiation hereof, and no such representation, promise or statement not written herein or therein shall be binding upon the parties.

SECTION 10.11  NOTICES.

    All notice, demands and other communications hereunder shall be in writing and shall be sent by hand, by facsimile or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provision hereof and shall be deemed given one Business Day after being sent, as follows:

    if to the Companies:       Montgomery Ward & Co., Incorporated
                               619 W. Chicago Avenue
                               Chicago, Illinois 60671
                               Attention: Secretary
                               Telefax:

    with a copy to:            Montgomery Ward & Co., Incorporated
                               619 W. Chicago Avenue
                               Chicago, Illinois 60671
                               Attention: Chief Financial Officer
                               Telefax:

    and if to MWCC to:         Montgomery Ward Credit Corporation
                               3720 Howard Hughes Parkway
                               Suite 200
                               Las Vegas, Nevada 89109
                               Attention: President
                               Telefax:

    with a copy to:            General Electric Capital
                               Corporation
                               Attention: RFS Legal Operation
                               1600 Summer Street
                               Stamford, Connecticut 06927

    PROVIDED, that if either of the above parties shall have designated a different address by notice to the other, then to the last address so designated.

SECTION 10.12  POWER OF ATTORNEY.

    Each Company authorizes and empowers MWCC (a) to sign and endorse its name on all checks, drafts, money orders or other forms of payment with regard to Indebtedness under the Agreement, (b) to sue Accountholders for collection of Indebtedness in its name, and (c) to do all the things reasonably necessary to carry out or enforce the Indebtedness. This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable while any Indebtedness remains unpaid.

SECTION 10.13  THIRD PARTIES.

    MWCC shall have the right to engage affiliated third parties to perform services pursuant to this Agreement. In the event a party hereto engages the services of subcontractors and/or other third parties to assist it with the fulfillment of the terms hereunder, then such party agrees to be responsible for and indemnify the other parties hereto, its or their affiliates and the officers, directors, employees and agents of each, for any and all claims (including reasonable legal costs and expenses) asserted by anyone against such party and such affiliates arising out of any and all work performed by any such subcontractor and/or agent of such party in connection with this Agreement, and such party further agrees to contractually obligate such subcontractors and/or agents to supply their services in accordance with the terms and conditions of this Agreement.

Notwithstanding the foregoing, this Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such third party.

SECTION 10.14  INTERPRETATION.

    As each of the parties have contributed to the drafting of the language of this Agreement, it is agreed and understood that in any interpretation of this Agreement, the language utilized will be construed equally as and between the parties without regard to which party provided the language of any particular provision.

SECTION 10.15  NO JOINT VENTURE.

    Nothing contained in this Agreement shall be deemed or construed by the parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between any Company and MWCC, and no act of any party shall be deemed to create any such relationship. MWCC and the Companies each agrees to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

SECTION 10.16  WAIVER OF JURY TRIAL.

    The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any of their respective rights under this Agreement.

SECTION 10.17  COUNTERPARTS.

    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together constitute but one Agreement.

SECTION 10.18  SURVIVAL.

    a. Except as otherwise expressly provided herein, any termination of this Agreement shall in no way affect or impair the powers, obligations, duties, rights and liabilities of the Companies or MWCC, including, without limitation, those under Article VIII hereof, relating to any transaction or event occurring prior to such termination.

    b. All undertakings, agreements, covenants, warranties, representations and indemnities contained herein shall survive the termination of this Agreement, except as may be specifically provided herein to the contrary. Without in any manner limiting the generality of the foregoing, upon such termination, MWCC shall continue to own the Accounts (unless the Companies exercise their option under Section 7.5), and, except as provided herein, the Companies and MWCC shall continue to be liable for all obligations set forth herein until the Final Liquidation Date; PROVIDED, that the parties' respective obligations pursuant to Article VIII and Sections 10.1, 10.9 and
10.12 shall survive the Final Liquidation Date.

SECTION 10.19  NO INCONSISTENT ACTION.

    The Companies agree that any action (or failure to act) taken by either Company with respect to its rights or obligations hereunder shall be binding on both Companies and that MWCC shall be entitled to treat any inconsistent action (or failure to act) taken by each Company in the manner most favorable to MWCC.

    IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first written above.

    MONTGOMERY WARD & CO., INCORPORATED

    By: /s/ Philip D. Delk
       ------------------------
    Title: Vice President
          ---------------------

    LECHMERE, INC.
    By: /s/ Philip D. Delk
       ------------------------
    Title: Assistant Secretary
          ---------------------


    MONTGOMERY WARD CREDIT CORPORATION

    By: /s/ Gregory W. Pittman
       ------------------------
    Title: President
          ---------------------

                                   EXHIBIT "A"

                               RSA Discount Rate
-------------------------------------------------------------------------------


     Average      Discount   Avg Acct Bal      Commercial   Discount      CP
   Acct Balance     Rate       Factor             Paper       Rate      Factor
   --------------------------------------      --------------------------------


                                      [       ]*

-------------------------------------------------------------------------------
Base = [        ]*           Base =   [       ]*
-------------------------------------------------------------------------------


                                      [       ]*

Note: This Exhibit is for examples only of selected Average Account Balances and Commercial Paper Rates.
      See Section 3.10 for actual calculation methodology.



*Confidential treatment has been requested with respect to this information.